Exhibit 99.1

For Immediate Release   Media Contact:    Kimberly McAlear
                                          503/627-4314
                                          kimberly.a.mcalear@tektronix.com

                        Analyst Contact:  Paul Oldham
                                          503/627-4027
                                          paul.oldham@tektronix.com

                        ROBIN WASHINGTON JOINS TEKTRONIX'
                               BOARD OF DIRECTORS

BEAVERTON, Ore., May 6, 2005 - Tektronix, Inc. (NYSE: TEK) announced today the appointment of Robin L. Washington to its Board of Directors and to the Audit Committee. Ms. Washington brings to this position 21 years of financial experience in the technology industry.

"We are extremely pleased to have Robin Washington join our board. Her extensive financial experience and senior leadership roles at several large multinational companies will add to the effectiveness of Tektronix' Board of Directors," said Rick Wills, Chairman and Chief Executive Officer of Tektronix. "In addition, Robin's expertise will enhance the audit committee."

Robin L. Washington (42) was the Senior Vice President of Finance and Corporate Controller at PeopleSoft until the recent merger with Oracle. Washington joined PeopleSoft in 1996 and has since held many other senior finance positions including Vice President, Corporate Treasurer, and Director, International Finance. Prior to joining PeopleSoft, Washington spent nine years at Tandem Computers, Inc., in a variety of financial management positions. Previous posts include positions at the Federal Reserve Bank and Deloitte & Touche. Washington holds an MBA from Pepperdine University and a bachelor's degree in business administration from the University of Michigan. She is also a Certified Public Accountant.

Current Tektronix board members include Richard H. Wills, Chairman of the Board, President and Chief Executive Officer of Tektronix, Inc.; Pauline Lo Alker, retired, former Chairman of the Board, Chief Executive Officer and President of Amplify.net; A. Gary Ames, retired, former President and Chief Executive Officer of MediaOne International;

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Robin L Washington Joins Tektronix Board of Directors.../2

Gerry B. Cameron, retired, former Chairman of the Board and Chief Executive Officer of US Bancorp; David N. Campbell, Managing Director of Innovation Advisors, former Chairman and Chief Executive Officer of Xpedior; Frank C. Gill, retired, former Executive Vice President of Intel Corporation; General Merrill
A. McPeak (Ret.), President, McPeak and Associates, former Chief of Staff, United States Air Force, and Chairman of the Board, Ethicspoint, Inc.; and Cyril
J. Yansouni, former Chairman of the Board of Read-Rite Corporation.

ABOUT TEKTRONIX

Tektronix, Inc. is a test, measurement, and monitoring company providing measurement solutions to the communications, computer, and semiconductor industries worldwide. With more than 55 years of experience, Tektronix enables its customers to design, build, deploy, and manage next-generation global communications networks and advanced technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide. Tektronix' Web address is www.tektronix.com.

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Tektronix is a registered trademark of Tektronix, Inc. All other trade names referenced are the service marks, trademarks or registered trademarks of their respective companies.